Exhibit 99.2
409A Amendment to the
First California Bank
Salary Continuation Agreement for
Thomas E. Anthony
     First California Bank (“Bank”) and Thomas E. Anthony (“Executive”) originally entered into the First California Bank Salary Continuation Agreement (“Agreement”) on March 27, 2003. Pursuant to Article 7 of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.
     This 409A Amendment is intended to bring the Agreement into full compliance with the requirements of Internal Revenue Code Section 409A. Therefore, the following changes shall be made:
1.	Articles 1.10 and 1.11 shall be renumbered as Articles 1.11 and 1.12, respectively, and the following definition for “Separation from Service” shall be numbered as Article 1.10:
“Separation from Service” means that the Executive has experienced a Termination of Employment. In the event that an Executive continues to provide services considered “significant” to the Bank, either as an employee or as an independent contractor, a Separation from Service will not be deemed to have occurred. “Significant” services, for purposes of this Agreement, are those where (1) the Executive provides services in the capacity as an employee at an annual rate equal to at least 20 percent of the services rendered during the immediately preceding three full calendar years of employment, and the annual remuneration for such services is equal to at least 20 percent of the average remuneration earned during the immediately preceding three full calendar years of employment (or, if the Executive was employed for less than three years, such lesser period); or (2) the Executive continues to provide services to the Bank in a capacity other than as an employee, and if the Executive provide those services at an annual rate that is at least 50 percent or more of the service rendered, on average, during the final three full calendar years of employment (or, if less, such lesser period) and the annual remuneration for such services is at least 50 percent or more of the average annual remuneration earned during the immediately preceding three full calendar years of employment (or if less, such lesser period). This definition of Separation from Service shall at all times be construed to comply with the rules set forth in the 409A Proposed Regulations, issued September 29, 2005, or any subsequent regulations.
2.	All references in the Agreement to “Termination of Employment,” “terminates employment,” or other similar phrases shall be deleted and replaced with the term “Separation from Service” or “Separates from Service,” as appropriate.

Notwithstanding the previous sentence, the definition of “Termination of Employment” in Article 1.11 shall not be deleted.
3.	A new Article 2.7 shall be added, and shall read:
Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated thereunder, Executive is considered a “specified employee” under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.5, the originally scheduled payments shall be delayed for 6 months, aggregated, and paid in a lump sum on the first day of the seventh month. All other scheduled payments shall be made on the regular schedule, starting with the seventh payment in the seventh month. If the payment is to be made in a lump sum, the entire lump sum shall be delayed for six months and paid in the seventh month.
4.	Article 2.1.2 shall be deleted in its entirety and replaced with the following Article 2.1.2:
Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of years equal to the number of years that Executive is employed by the Company between the Effective Date and the Executive’s Normal Retirement Date, a maximum of 11 years, unless Executive and the Company mutually agree to continue Executive’s employment beyond the Normal Retirement Date, in which case the benefit payment shall be extended for one additional year for each full year of service beyond the Normal Retirement Date, but to a maximum aggregate of 15 years only. Each payment for each incremental year of service beyond 11 years of service shall be considered a “separate payment,” as defined under 409A and regulations promulgated thereunder. The form and timing of each separate payment shall be elected by the Executive at the time Executive and the Company mutually agree that Executive will render an additional year of service, provided that (1) such election is not made later than the date on which the Executive commences an additional year of service, and (2) the election otherwise complies with the distribution election rules of 409A and regulations promulgated thereunder.
5.	Article 2.5.1 shall be deleted in its entirety and replaced with the following Article 2.5.1:
Amount of Benefit. The benefit under this Section 2.5 is the Change of Control lump sum set forth on Schedule A, determined by vesting the

Executive in the projected Normal Retirement Benefit at Normal Retirement Age as described in Section 2.1.1.
6.	Article 2.5.2 shall be deleted in its entirety and replaced with the following Article 2.5.2:
Payment of Benefit. The Company shall pay the benefit determined under Section 2.5.1 to the Executive in a lump sum within 30 days following Termination of Employment.
     Therefore, the foregoing changes are agreed to.

/s/ John W. Birchfield	/s/ Thomas E. Anthony

John W. Birchfield	Thomas E. Anthony
Chairman of the Board
For the bank